                                                                     EXHIBIT 2.2


                             DISTRIBUTION AGREEMENT


                  This Distribution Agreement dated as of January 1, 2000 (the "Agreement") between Intelligroup, Inc., a New Jersey corporation
("Intelligroup") and SeraNova, Inc., a New Jersey corporation ("SeraNova").

                              W I T N E S S E T H:


                  WHEREAS, SeraNova is a wholly-owned Subsidiary of Intelligroup;

                  WHEREAS, the Board of Directors of Intelligroup has determined that it is in the best interest of Intelligroup, its shareholders and SeraNova to distribute to the holders of shares of Common Stock, par value $.01 per share, of Intelligroup (the "Intelligroup Common Stock") all of the outstanding shares of Common Stock, par value $.01 per share, of SeraNova (the "SeraNova Common Stock") owned by Intelligroup;

                  WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended; and

                  WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to or following the Distribution;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

                  Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

                  "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

                  "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this Agreement, no member of one Group shall be treated as an Affiliate of any member of either of the other Groups.
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                  "Azimuth Companies" means, collectively, Azimuth Consulting ,
Azimuth Corporation, Azimuth Holdings, Braithwaite Richmond and each Subsidiary of the Azimuth Companies.

                  "Azimuth Consulting" means Azimuth Consulting Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup.

                  "Azimuth Corporation" means Azimuth Corporation Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup.

                  "Azimuth Holdings" means Azimuth Holdings Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup.

                  "Braithwaite Richmond" means Braithwaite Richmond Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Distribution" means the distribution by Intelligroup on the Distribution Date of the SeraNova Common Stock owned by Intelligroup to the holders of Intelligroup Common Stock as of the Record Date.

                  "Distribution Agent" means American Stock Transfer & Trust Company.

                  "Distribution Date" means the business day as of which the Distribution shall be effected.

                  "Distribution Documents" means all of the agreements and other documents entered into in connection with the Distribution or the other transactions contemplated hereby, including, without limitation, this Agreement, the Contribution Agreement, Tax Sharing Agreement, Services Agreement and Space Sharing Agreement.

                  "Effective Time" means immediately prior to the close of business on the Distribution Date.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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                  "Finally Determined" means, with respect to any Action or
other matter, that the outcome or resolution of such Action or matter has been judicially determined by judgment or order not subject to further appeal or discretionary review (or, in the case of any matter required to be resolved by arbitration in accordance with Section 8.11, that the outcome or resolution of such matter has been determined thereunder).

                  "Group" means, as the context requires, the SeraNova Group or the Intelligroup Group.

                  "Indemnified Party" has the meaning set forth in Section 4.4.

                  "Indemnifying Party" has the meaning set forth in Section 4.4.

                  "Intelligroup Business" means the Internet solutions provider business conducted primarily by Intelligroup's Internet Solutions Group.

                  "Intelligroup Common Stock" has the meaning set forth in the second recital hereto.

                  "Intelligroup Group" means Intelligroup and its Subsidiaries (other than any member of the SeraNova Group).

                  "Intelligroup Indemnitees" has the meaning set forth in
Section 4.1.

                  "Intelligroup India" means Intelligroup India Private Limited., a corporation formed pursuant to the laws of India and a wholly-owned subsidiary of Intelligroup.

                  "Intelligroup Liabilities" means all (i) Liabilities of the Intelligroup Group under this Agreement or the other Distribution Documents,
(ii) except as otherwise specifically provided herein or in any other Distribution Document, other Liabilities, whether arising before, on or after The Distribution Date, of the parties hereto (or their respective Subsidiaries) to the extent such Liabilities arise primarily from or relate primarily to the management or conduct of the Intelligroup Business prior to the Effective Time (the Liabilities listed in clauses (i) and (ii) are collectively referred to as "True Intelligroup Liabilities") and (iii) that percentage of the Shared Liabilities that are clearly attributable, or attributable by means of a reasonable apportionment to the Intelligroup Group. The Intelligroup Liabilities 1999 included in Intelligroup's quarterly report on Form 10-Q for the quarter ended on such date other than the SeraNova Balance Sheet Liabilities.

                  "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law (including Environmental Laws), rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.


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                  "Losses" means, with respect to any Person, any and all
damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

                  "Managing Party" has the meaning set forth in Section 4.6.

                  "Nasdaq" means the Nasdaq Stock Market.

                  "Netpub" means Network Publishing, Inc., a Utah corporation and wholly-owned subsidiary of Intelligroup.

                  "Participating Party" has the meaning set forth in Section
4.6.

                  "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

                  "Pre-Distribution Policy" has the meaning set forth in Section 7.4.

                  "Record Date" means the date determined by Intelligroup's Board of Directors (or determined by a committee of such Board of Directors or by any person pursuant to authority delegated to such committee or such person) as the record date for determining the holders of Intelligroup Common Stock entitled to receive SeraNova Common Stock pursuant to the Distribution.

                  "Representatives" has the meaning set forth in Section 6.6.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SeraNova Balance Sheet Liabilities" has the meaning set forth in this Section 1.1 in the definition of "SeraNova Liabilities."

                  "SeraNova Business" means the business of providing Internet solutions.

                  "SeraNova Common Stock" has the meaning set forth in the second recital hereto.

                  "SeraNova Form 10" means the registration statement on Form 10 filed by SeraNova with the SEC on or about January 27, 2000, to effect the registration of SeraNova Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

                  "SeraNova Group" means SeraNova and its Subsidiaries as of (and, except where the context clearly indicates otherwise, after) the Effective Time (including all predecessors to


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such Persons). The members of the SeraNova Group are SeraNova, SeraNova Limited,
NetPub, the Azimuth Companies and Intelligroup India.

                  "SeraNova Indemnitees" has the meaning set forth in Section
4.2.

                  "SeraNova Information Statement" means the information statement that forms a part of the SeraNova Form 10 and is to be sent to each holder of Intelligroup Common Stock in connection with the Distribution.

                  "SeraNova Liabilities" means all (i) Liabilities of the SeraNova Group under this Agreement or the other Distribution Documents, (ii) except as otherwise specifically provided herein or in any other Distribution Document, other Liabilities, whether arising before, on or after the Distribution Date, of the parties hereto (or their respective Subsidiaries) to the extent such Liabilities arise primarily from or relate primarily to the management or conduct of the SeraNova Business (other than Shared Corporate Liabilities) prior to the Effective Time (the Liabilities listed in clauses (i) and (ii) are collectively referred to as "True SeraNova Liabilities") and (iii) that percentage of the Shared Liabilities that are clearly attributable, or attributable by means of a reasonable apportionment to the SeraNova Group. The SeraNova Liabilities include all Liabilities set forth on the balance sheet of SeraNova as of September 30, 1999 included in the SeraNova Information Statement (the "SeraNova Balance Sheet Liabilities").

                  "Services Agreement" means the Services Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

                  "Shared Liability" means any Liability (whether arising before, on or after the Distribution Date) of the parties hereto or their respective Subsidiaries which (i) arises from or relates to the management or conduct prior to the Effective Time of the businesses of Intelligroup and its Subsidiaries and (ii) is not a True Intelligroup Liability or a True SeraNova Liability. Shared Liabilities include, without limitation, Liabilities listed on
Schedule 1.1 hereto.

                  "Shared Liability Claim" has the meaning set forth in Section 4.6.

                  "Space Sharing Agreement" means the Space Sharing Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

                  "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

                  "Tax" means Tax as such term is defined in the Tax Sharing Agreement.

                  "Tax Sharing Agreement" means the Tax Sharing Agreement Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000.

                  "Third-Party Claim" has the meaning set forth in Section 4.5.


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                  "True Intelligroup Liabilities" has the meaning set forth in this Section 1.1 in the definition of "Intelligroup Liabilities."

                  "True SeraNova Liabilities" has the meaning set forth in this
Section 1.1 in the definition of "SeraNova Liabilities."

                                   ARTICLE 2.
                 CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION DATE

                  Section 2.1. Certificate of Incorporation; By-laws. Intelligroup and SeraNova shall take all action necessary so that, at the Distribution Date, the Amended and Restated Certificate of Incorporation and By-laws of SeraNova shall be in the forms attached hereto as Schedule 2.1(a) and
Schedule 2.1(b), respectively.

                  Section 2.2. Issuance of Stock. Prior to or as of the Distribution Date, the parties hereto shall take all steps necessary to reclassify the outstanding shares of SeraNova Common Stock so that, except as otherwise contemplated by this Agreement, immediately prior to or as of the Distribution Date the number of shares of SeraNova Common Stock outstanding and held by Intelligroup shall be equal to one to one (1/1) the number of shares of Intelligroup Common Stock outstanding on the Record Date.

                  Section 2.3. Transfer of Certain Other Assets and Assumption of Liabilities. Effective prior to or as of the Distribution Date or as soon as practicable after the Distribution Date, subject to receipt of any necessary consents or approvals of third parties or of governmental or regulatory agencies or authorities and subject to Section 7.2, Intelligroup shall, or shall cause the relevant member of the Intelligroup Group to, assign, contribute, convey, transfer and deliver to SeraNova or to one or more members of the SeraNova Group
(a) all of the right, title and interest of Intelligroup or such member of the Intelligroup Group in and to all assets (including all agreements), if any, held by any member of the Intelligroup Group that relate predominantly to the SeraNova Business and (b) all of the shares of capital stock of NetPub, the Azimuth Companies, and Intelligroup India and SeraNova shall, or shall cause such member or members of the SeraNova Group to, assume and take transfer of all liabilities associated with such assets.

                  Section 2.4. Conduct of Business Pending the Distribution Date. Each of the parties hereto agrees that from the date hereof until the Distribution Date, except as otherwise contemplated by this Agreement, it will use its best efforts to carry on the Intelligroup Business diligently in the ordinary course and substantially in the same manner as heretofore conducted and to preserve intact the business organization and goodwill of the Intelligroup Business (including using its best efforts to cause its Subsidiaries to take such actions.

                  Section 2.5. Refinancing. Each of the parties hereto agrees that it will use reasonable efforts to obtain, prior to the Distribution Date, all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which it and its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or to refinance such agreement, security or facility, in each case on terms satisfactory to Intelligroup and


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SeraNova and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility.

                  Section 2.6. Registration and Listing. Prior to the Distribution Date (a) Intelligroup and SeraNova shall prepare the SeraNova Information Statement and the SeraNova Form 10. SeraNova shall file the SeraNova Form 10 with the SEC. Intelligroup and SeraNova shall use reasonable efforts to cause the SeraNova Form 10 to become effective under the Exchange Act as promptly as reasonably practicable. Intelligroup and SeraNova shall prepare the SeraNova Information Statement; and after the SeraNova Form 10 becomes effective, Intelligroup shall cause the SeraNova Information Statement to be mailed to the holders of Intelligroup Common Stock as of the Record Date.

                  (b) The parties shall use their best efforts to take all such action as may be necessary or appropriate under state securities and "blue sky" laws in connection with the transactions contemplated by this Agreement.

                  (c) Intelligroup and SeraNova shall prepare, and SeraNova shall file and seek to make effective, an application for the trading of the SeraNova Common Stock on Nasdaq, subject to official notice of issuance.

                  (d) Intelligroup and SeraNova shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement.

                                   ARTICLE 3.
                                THE DISTRIBUTION

                  Section 3.1. Intelligroup Board Action; Conditions Precedent.
(a) Intelligroup's Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been and continue to be satisfied:

                  (i) The transactions contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6 shall have been consummated in all material respects;

                  (ii) the SeraNova Form l0 shall have become effective under the Exchange Act and no stop order with respect thereto shall be in effect;

                  (iii) the SeraNova Common Stock to be delivered in the Distribution shall have been approved for trading on Nasdaq, subject to official notice of issuance;

                  (iv) the Board of Directors of Intelligroup shall be satisfied that (a) at the time of the Distribution and after giving effect to the Distribution and other related transactions, Intelligroup will not be insolvent (in that, both before and immediately following the


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Distribution, (i) the fair market value of Intelligroup's assets would exceed
Intelligroup's liabilities, (ii) Intelligroup would be able to pay its liabilities as they mature and become absolute and (iii) Intelligroup would not have unreasonably small capital with which to engage in its business) and (b) the Distribution shall be payable in accordance with applicable law;

                  (v) Intelligroup's Board of Directors shall have approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Distribution Date;

                  (vi) SeraNova shall take such action as is necessary such that its Board of Directors is comprised of those individuals named as directors in the SeraNova Information Statement.

                  (vii) The Contribution Agreement, Tax Sharing Agreement, Space Sharing Agreement and Services Agreement shall have been duly executed and delivered by the parties thereto;

                  (viii) All authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies required to permit the valid consummation by the parties hereto of the transactions contemplated by this Agreement shall have been obtained; and no such authorization, consent, approval or clearance shall contain any conditions which would have a material adverse effect on (a) the Intelligroup Business, (b) the assets, results of operations or financial condition of the Intelligroup Group, in each case taken as a whole, or (c) the ability of Intelligroup or SeraNova to perform its obligations under this Agreement; and all statutory requirements for such valid consummation shall have been fulfilled;

                  (ix) No preliminary or permanent injunction or other order, ruling or decree issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by governmental authority, shall be in effect preventing the payment of the Distribution;

                  (x) All necessary consents, amendments or waivers to each bank credit agreement, debt security or other financing facility to which any member of the Intelligroup Group is a party or by which any such member is bound shall have been obtained, or each such agreement, security or facility shall have been refinanced, in each case on terms satisfactory to Intelligroup and SeraNova and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility; and

                  (xi) Intelligroup shall have received an opinion from Arthur Andersen LLP, substantially in the form attached hereto as Exhibit Schedule 3.1(xi) that the Distribution should be tax-free to Intelligroup and to U.S. stockholders of the Intelligroup Common Stock.

                  (b) Any determination made by the Board of Directors of Intelligroup in good faith prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section
3.1 shall be conclusive.


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                  Section 3.2. The Distribution. Subject to the terms and
conditions set forth in this Agreement, (i) prior to the Distribution Date, Intelligroup shall deliver to the Distribution Agent for the benefit of holders of record of Intelligroup Common Stock on the Record Date, stock certificates, endorsed by Intelligroup in blank, representing all of the then-outstanding shares of SeraNova Common Stock owned by Intelligroup, (ii) the Distribution shall be effective as of the close of business, New York City time, on the Distribution Date and (iii) Intelligroup shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Intelligroup Common Stock as of the Record Date one share of SeraNova Common Stock for each one share of Intelligroup Common Stock so held. SeraNova agrees to provide all certificates for shares of SeraNova Common Stock that Intelligroup shall require (after giving effect to Section 3.4) in order to effect the Distribution.

                  Section 3.3. Stock Dividends to Intelligroup. On or prior to the Distribution Date, SeraNova shall issue to Intelligroup as a stock dividend the number of shares of SeraNova Common Stock as required to effect the Distribution, as certified by the Distribution Agent. In connection therewith, Intelligroup shall deliver to SeraNova for cancellation the share certificate currently held by it representing SeraNova Common Stock.

                  Section 3.4. Fractional Shares. No certificates representing fractional shares of SeraNova Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of SeraNova Common Stock allocable to each holder of Intelligroup Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market and shall disburse the appropriate portion of the resulting cash proceeds (net of any costs of selling the fractional shares) to each holder entitled thereto.

                                   ARTICLE 4.
                                 INDEMNIFICATION

                  Section 4.1. SeraNova Indemnification of the Intelligroup Group. (a) Subject to Section 4.3, on and after the Distribution Date, SeraNova shall indemnify, defend and hold harmless the Intelligroup Group and the respective directors, officers, employees and Affiliates of each Person in the Intelligroup Group (the "Intelligroup Indemnitees") from and against any and all Losses incurred or suffered by any of the Intelligroup Indemnitees (1) arising out of, or due to the failure of any Person in the SeraNova Group to pay, perform or otherwise discharge, any of the SeraNova Liabilities and (2) arising out of the breach by any member of the SeraNova Group of any obligation under this Agreement or any of the other Distribution Documents. This indemnification is not intended to, and should not be construed as, limiting or amending SeraNova's indemnification obligations defined in any of the other Distribution Documents.

                  (b) Subject to Section 4.3, SeraNova shall indemnify, defend and hold harmless each of the Intelligroup Indemnitees and each Person, if any, who controls any Intelligroup Indemnitee within the meaning of either Section 15 of the Securities Act or Section


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20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the SeraNova Form 10 or any amendment thereof or the SeraNova Information Statement (as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to SeraNova in writing by Intelligroup expressly for use therein.

                  Section 4.2. Intelligroup Indemnification of SeraNova Group.
(a) Subject to Section 4.3, on and after the Distribution Date, Intelligroup shall indemnify, defend and hold harmless the SeraNova Group and the respective directors, officers, employees and Affiliates of each Person in the SeraNova Group (the "SeraNova Indemnitees") from and against any and all Losses incurred or suffered by any of the SeraNova Indemnitees, (1) arising out of, or due to the failure of any Person in the Intelligroup Group to pay, perform or otherwise discharge, any of the Intelligroup Liabilities and (2) arising from any breach by any member of the Intelligroup Group of any obligation made under this Agreement or any of the other Distribution Documents. This indemnification is not intended to, and should not be construed as, limiting or amending Intelligroup's indemnification obligations defined in any of the other Distribution Documents.

                  (b) Subject to Section 4.3, Intelligroup shall indemnify, defend and hold harmless each of the SeraNova Indemnitees and each Person, if any, who controls any SeraNova Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the SeraNova Form 10 or any amendment thereof or in the SeraNova Information Statement (as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to SeraNova in writing by Intelligroup expressly for use therein.

                  Section 4.3. Insurance; Third-Party Obligations. Any indemnification pursuant to Section 4.1 or 4.2 shall be paid net of the amount of any insurance or other amounts that would be payable by any third party to the Indemnified Party (as defined below) in the absence of this Agreement (irrespective of time of receipt of such insurance or other amounts) and net of any Tax Benefit (as defined in the Tax Sharing Agreement) to the Indemnified Party attributable to the relevant payment or Liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

                  Section 4.4. Notice and Payment of Claims. If any Intelligroup Indemnitee or SeraNova Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article 4 (other than in connection with any Action subject to Section 4.5 or 4.6), the Indemnified Party shall deliver to the


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
Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined.

                  Section 4.5. Notice and Defense of Third-Party Claims Other Than Those for Shared Liabilities. Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.5; provided that if the Indemnifying Party does not within such 30-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has acknowledged liability and elected to assume the defense of a Third-Party Claim,
(x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect thereto and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. If the Indemnifying Party objects to a claim for indemnification, (a) the Indemnifying Party shall not be entitled to assume the defense of the related Third-Party Claim, (b) the Indemnified Party shall act in good faith with respect to such Third-Party Claim, (c) the dispute as to whether the Indemnified Party is entitled to indemnification hereunder shall be resolved in accordance with Section 8.11 if it is determined that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party will be responsible for all Losses of the Indemnified Party arising from such Third-Party Claim. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 days after such Third-Party Claim has been Finally Determined, in the case of a Third-Party Claim as to which the Indemnifying Party has acknowledged liability or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined to be unfounded. This Section 4.5 shall govern all claims under this Article 4 for indemnification against Third-Party Claims except Third-Party Claims in respect of Shared Liabilities, as to which Section 4.6 shall govern.

                  Section 4.6. Notice and Defense of Third-Party Claims for Shared Liabilities. Promptly following the earlier of (i) receipt of notice of the commencement of a Third-Party Claim in respect of a Shared Liability (a "Shared Liability Claim") or (ii) receipt of information from a third party alleging the existence of a Shared Liability Claim, the party receiving such notice or information shall give the other parties written notice thereof. The failure of the party receiving notice or information with respect to a Shared Liability Claim in respect to give notice as provided in this Section 4.6 shall not relieve another party of its indemnification obligations under this Agreement with respect thereto, except to the extent that such party is prejudiced by such failure to give notice.

                  Each party hereto shall be entitled to participate in the defense of such Shared Liability Claim if either the Shared Liability Claim has been asserted or threatened against such party or such party has acknowledged in writing its obligation to bear a portion of the potential liability in respect of such Shared Liability Claim. (Each party that is so entitled to participate in the defense of such Shared Liability Claim is referred to herein as a "Participating Party".) Without limiting the terms of Sections 4.1(a) and 4.2(a), the party against whom the Shared Liability Claim is made shall have management and administrative responsibility in respect thereof; provided that if SeraNova is a Participating Party it shall have management and administrative responsibility in respect thereof. The party responsible for the management and administration of a Shared Liability Claim is referred to herein as the "Managing Party" and such management and administrative responsibility shall entail the defense of such Shared Liability Claim, negotiation with claimants and potential claimants (subject to the limitations in the following paragraph) and other reasonably related activities. The Managing Party shall retain counsel selected by it and reasonably satisfactory to the other Participating Parties, provided that the other Participating Parties shall have the right to participate in such proceedings and to be represented by counsel of its or their own choosing at its or their sole cost and expense. The legal or other expenses in respect of a Shared Liability Claim incurred by or on behalf of any person other than the Managing Party shall not be Losses for purposes of this Agreement. All parties hereto shall cooperate with the Managing Party and each other in the defense or prosecution of such Shared Liability Claim.

                  In no event will the party against which the claim was made admit any liability with respect to, or settle, compromise or discharge, any Shared Liability Claim without the prior written consent of each other Participating Party; provided, however, that the party against which the claim was made may settle or compromise the Shared Liability Claim without the prior written consent of the other Participating Parties if such party releases each of the other Participating Parties from their respective indemnification obligations hereunder with respect to such Shared Liability Claim and such settlement, compromise or discharge would not otherwise adversely affect the other Participating Parties. The Managing Party shall act in good faith with respect to the Shared Liability Claim and may require the other parties to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Shared Liability Claim, and the other parties shall be bound by the result obtained with respect thereto; provided that a Participating Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. If a party objects to, or does not within 30 days of notice acknowledge in writing its indemnification obligations hereunder in respect of a portion of the liability for a Shared Liability Claim,
(a) such party shall not be entitled to participate in the defense of such Shared Liability Claim, and (b) the dispute as to whether such party is required to provide indemnification hereunder with respect thereto shall be resolved in accordance with Section 8.11 hereof. Each Indemnifying Party in respect of a Shared Liability Claim shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder by such Indemnifying Party within 15 days after such Shared Liability Claim has been Finally Determined, in the case of a Shared Liability Claim as to which the Indemnifying Party has acknowledged liability or, in the case of any Shared Liability Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined to be unfounded.

                  Section 4.7. Contribution. If for any reason the indemnification provided for in Section 4.1 or 4.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

                  Section 4.8. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

                                   ARTICLE 5.
                                EMPLOYEE MATTERS

                  Section 5.1. Employee Matters Generally. (a) Stock options outstanding under the Intelligroup Equity-Based Plans will be adjusted so that following the Distribution the exercise price of such options shall be adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the adjusted Intelligroup options after the record date in respect of the Distribution is equal to or less than, the aggregate intrinsic value of the related Intelligroup option prior to the record date in respect of the Distribution.

                  (b) In partial consideration for all Services provided or to be provided (including by any member of the SeraNova Group to any member of the Intelligroup Group or by any member of the Intelligroup Group to any member of the SeraNova Group) and other consideration provided pursuant to this Agreement (including the transfers of assets and assumptions of liabilities as provided herein), SeraNova and Intelligroup shall use their best efforts to accomplish the foregoing including, but not limited to, making such grants of options and issuing such shares of Intelligroup Common Stock and SeraNova Common Stock as may be required hereunder.

                  (c) Intelligroup options held by SeraNova employees will cease to vest beyond those options vested as of the Distribution Date. Further, such vested options will be caused to expire 90 days after the Distribution Date.

                  (d) Retained Employees (as defined in Section 5(a)(ii) of the Services Agreement executed contemporaneously with the execution of this Distribution Agreement) to whom Intelligroup options have previously been granted will be required to forfeit such options as follows, or will be ineligible for grants of SeraNova options:

                  (i) as of the Distribution Date, all unvested options will be forfeited immediately; and

                  (ii) vested options as of the Distribution Date, will be forfeited if not exercised within 90 days of such date.

                                   ARTICLE 6.
                              ACCESS TO INFORMATION

                  Section 6.1. Provision of Corporate Records. Prior to or as soon as practicable following the Distribution Date, each Group shall provide or make available to each other Group all documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide or make available to the other Group true and complete copies of such documents, contracts, books, records or data.

                  Section 6.2. Access to Information. From and after the Distribution Date, each Group shall afford promptly to each other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation and disclosure and reporting purposes.

                  Section 6.3. Litigation Cooperation. Each Group shall use reasonable efforts to make available, upon written request, its directors, officers, employees and representatives as witnesses to each other Group and its accountants, counsel, and other designated representatives, and shall otherwise cooperate with each other Group, to the extent reasonably required in connection with any legal, administrative or other proceedings arising out of any Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

                  Section 6.4. Reimbursement. Each Group providing information or witnesses to any other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.1, 6.2 or 6.3 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

                  Section 6.5. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to any other Group's business and operations in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other parties, specifying the information proposed to be destroyed or disposed of, and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party or parties.

                  Section 6.6. Confidentiality. Each party shall hold and shall cause its Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors ("Representatives") to hold in strict confidence all information concerning any other party or its Affiliates unless (i) such person is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such party or its Representatives or (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources. Notwithstanding the foregoing, such party may disclose such information to its Representatives so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If a party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 6.6, such party will promptly notify the other applicable party so that such other party may seek a protective order or other remedy or waive compliance with this
Section 6.6. If no such protective order or other remedy is obtained or waiver granted, the party subject to compulsion will furnish only that portion of the information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 6.6 by its Representatives.

                  Section 6.7. Inapplicability of Article 6 to Tax Matters. Notwithstanding anything to the contrary in Article 6, Article 6 shall not apply with respect to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.

                                   ARTICLE 7.
                            CERTAIN OTHER AGREEMENTS

                  Section 7.1. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.

                  Section 7.2. Intellectual Property Rights and Licenses. Except as set forth in that certain Contribution Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000, none of the Groups shall have any right or license in or to any technology, software, intellectual property (including any trademark, service mark, patent or copyright), know-how or other proprietary right owned, licensed or held for use by another Group.

                  Section 7.3. Insurance. Notwithstanding anything contained herein or in any Distribution Document to the contrary, nothing contained herein or in any Distribution Document shall constitute an assignment or transfer of any insurance policy or the rights thereunder to the extent any such assignment or transfer would cause the coverage under such policy to be reduced. If any such assignment or transfer would result in such a reduction, the party that would have assigned or transferred such rights will enforce the rights thereunder for the benefit of the party to whom such assignment or transfer would have been made but for the effect of the preceding sentence and shall hold any payment received in respect thereof in trust for such party. Each party hereunder hereby appoints Intelligroup as its agent to administer any claim it or any member of its Group may have under any insurance policy held by Intelligroup or any of its Subsidiaries prior to the Distribution Date (each, a "Pre-Distribution Policy") with respect to any claim or occurrence arising prior to the Distribution Date. If, as a result of any retrospective loss adjustment, stop loss, deductible, coverage limit or other similar arrangement, any party (or any member of its Group) is required to make any payment in respect of, or is not paid the full amount it may claim under, any Pre-Distribution Policy, the amount of any such payment or shortfall shall be allocated among the parties hereto in an equitable manner as determined in good faith by SeraNova, and each party hereto shall make such payments to the other parties hereto as shall be required in order to effect such equitable allocation.

                                   ARTICLE 8.
                                  MISCELLANEOUS

                  Section 8.1. Notices. All notices and other communications to any party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be deemed given when received addressed as follows:

         If to Intelligroup, to:  Intelligroup, Inc.
                                  499 Thornall Street
                                  Edison, NJ 08837
                                  Telecopy: 732-362-2100
                                  Attention:  Ashok Pandey,


         Copy to: Buchanan Ingersoll Professional Corporation 650 College Road East
                                  Princeton, NJ 08540
                                  Telecopy: 609-520-0360
                                  Attention: David J. Sorin

         If to SeraNova, to:      SeraNova, Inc.
                                  c/o Intelligroup, Inc.
                                  499 Thornall Street
                                  Edison, NJ 08837
                                  Telecopy: 732-362-2100
                                  Attention:  Rajkumar Koneru,

         Copy to: Buchanan Ingersoll Professional Corporation 650 College Road East
                                  Princeton, NJ 08540
                                  Telecopy: 609-520-0360
                                  Attention: David J. Sorin

                  Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made. All such notices shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                  Section 8.2. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Intelligroup and SeraNova, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 8.3. Expenses. Except as specifically provided otherwise in this Agreement or the Tax Sharing Agreement (including, without limitation, in Article 4, Sections 6.4, 6.5, and 8.7(c) and Schedule 5.1 of this Agreement), all costs and expenses incurred after the date hereof in connection with the preparation, execution and delivery of the Distribution Documents and the consummation of the Distribution and the other transactions contemplated hereby (including the fees and expenses of all counsel, accountants and financial and other advisors of each Group in connection therewith, and all expenses in connection with preparation, filing and printing of the SeraNova Form 10 and the SeraNova Information Statement) shall be Shared Liabilities; provided (i) that Intelligroup shall be responsible for and pay the fees, expenses and other amounts payable to the lenders in respect of Intelligroup's credit facilities and all other fees and expenses incurred in connection therewith (including the fees and expenses of Intelligroup's counsel in connection with the preparation and negotiation of all documentation relating to such credit facilities) and (ii) that the SeraNova Group shall be responsible for and pay the fees, expenses and other amounts payable to the lenders under the SeraNova Group's credit facilities and all other fees and expenses incurred in connection therewith (including the fees and expenses of counsel to the SeraNova Group in connection with the preparation and negotiation of all documentation relating to such credit facilities).

                  Section 8.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                  Section 8.5. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New Jersey (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

                  Section 8.6. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

                  Section 8.7. Tax Sharing Agreement; Setoff; Certain Transfer Taxes. (a) Except as otherwise provided herein, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

                  (b) If, at the time any party hereto is required to make any payment to any other party under this Agreement, the party entitled to the payment owes the obligor any amount under this Agreement or the Tax Sharing Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

                  (c) The party or parties that is or are required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any such Tax shall do so, and the other party or parties shall cooperate with respect thereto as necessary. The non-paying party or parties shall reimburse the paying party in accordance with this Section 8.7 within 5 business days after it or they receive notice of the payment of such Tax.

                  Section 8.8. Existing Arrangements. Except as otherwise contemplated hereby or as set forth on Schedule 8.8, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of one Group and any member of another Group shall be terminated effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents or set forth in
Schedule 8.8.

                  Section 8.9. Termination Prior to the Distribution. The Intelligroup Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to SeraNova, terminate this Agreement (whether or not the Intelligroup Board of Directors has theretofore approved this Agreement and/or the Distribution).

                  Section 8.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  Section 8.11. Arbitration; Dispute Resolution. Unless otherwise provided for in this Agreement, any conflict or disagreement arising out of the interpretation, implementation or compliance with the provisions of this Agreement shall be finally settled pursuant to the provisions of Article 6 (Arbitration; Dispute Resolution) of that certain Contribution Agreement by and between Intelligroup, Inc. and SeraNova, Inc. dated as of January 1, 2000, which provisions are incorporated herein by reference.

                  Section 8.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by these respective authorized officers as of the date first above written.

                                      INTELLIGROUP, INC.


                                      By: /s/ Ashok Pandey
                                          -------------------------------------
                                      Name:
                                      Title:


                                      SERANOVA, INC.


                                      By: /s/ Raj Koneru
                                          -------------------------------------
                                      Name:  Raj Koneru
                                      Title: CEO

                                  SCHEDULE 1.1
                               SHARED LIABILITIES

                  1. Shared Corporate Liabilities.

                  2. Liabilities under the Securities Act or the Exchange Act arising from acts or omissions of Intelligroup prior to the Distribution Date, other than Liabilities arising from the filing by Intelligroup of a Current Report on Form 8-K containing information on the Intelligroup Group.

                                  SCHEDULE 8.8
                              SURVIVING AGREEMENTS

                  1. Distribution Documents